Exhibit 10.4

[Company Letterhead: AlxCrypto Holdings, Inc.]

VIA DOCUSIGN

February 10, 2026

Mr. Kevin A. Richardson II c/o AIxC Holdings, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, CA 92008

RE: Amendment to Stay Letter Agreement - Compensation and Scope Realignment

Dear Kevin:

This letter (this “Amendment”) amends that certain Stay Letter Agreement between you and Qualigen Therapeutics, Inc. (now AIxCrypto Holdings, Inc., the “Company”) dated September 29, 2025 (the “Original Agreement”).

1. Expanded Management Scope. In addition to your duties as Co-CEO, you will assume primary management oversight of the Company’s Pharmaceutical business and provide strategic co-management for the functional group.

2. Compensation Realignment. Effective retroactive to October 1, 2025, the Company shall pay you an additional monthly fee of $4,500. This amount is in addition to the $4,500 weekly consultancy fee previously established.

3. Reaffirmation of Service Commitment. In consideration of this increased compensation, you reaffirm your commitment to remain in your role as Co-Chief Executive Officer through at least March 31, 2026. All other terms of the Original Agreement remain in full force and effect.

If this accurately reflects our agreement, please execute below.

Very truly yours,

AIxCrypto Holdings, Inc.

By:	/s/ Jie Sheng	2/10/2026
Name:	Jie Sheng
Title:	Chairman

ACKNOWLEDGED AND AGREED:

Kevin A. Richardson II

Date: 2/11/2026

/s/ Kevin A. Richardson II